EXHIBIT 99.1

                                                    May 25, 1999

                MOBILE AMERICA CORP. ANNOUNCES MANAGEMENT CHANGE

         Jacksonville, FL - (Business Wire) - May 25, 1999 - Mobile America Corp. (Nasdaq: MAME) announces the resignation and retirement of Allan J. McCorkle as President and Chief Executive Officer of the Company. Mr. McCorkle, who entered into a Consulting and Non-Competition Agreement with the Company, will continue to be a member of the Board of Directors and will continue to act as Chairman of the Board until the next annual meeting of the Company to be held in late June or early July.

         Arthur L. Cahoon has been elected to the Board of Directors of the Company and has agreed to serve as interim President and Chief Executive Officer pending the Company's locating and hiring a permanent President and Chief Executive Officer. It is anticipated that Mr. Cahoon will succeed Mr. McCorkle as Chairman of the Board on a permanent basis at the annual meeting. Mr. Cahoon has a wide range of business experience and most recently served as the Chairman and CEO of Hiway Technologies, Inc., a rapidly growing internet company, guiding that company through its merger with Best Internet, Inc. and the recent sale of the combined companies to Verio (Nasdaq: VRIO). Mr. Cahoon serves on the board of directors of Verio and is a Certified Public Accountant.

         The Company is also pleased to announce the election of Holly McCorkle to the Board of Directors. Ms. McCorkle is a lawyer who practices law in Jacksonville, Florida and is Allan McCorkle's daughter.

         Mr. Cahoon announced that he intends to follow through with the Company's initiatives to expand its internet, extranet, and intranet operations to offer e-commerce solutions in customer service, agency uploading and other direct internet operations, to strengthen management and to increase our top line growth in the minimum coverage auto insurance market.

Forward-Looking Statements
--------------------------

         This informational release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are deemed by the Registrant to be covered by and to qualify for safe harbor protection provided by the Private Securities Litigation Reform Act of 1995. The Registrant disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.